Exhibit 99.1

New Peoples Bankshares, Inc. Declares 10% Stock Dividend

New Peoples Bankshares, Inc., headquartered in Honaker, Virginia, announced today that its Board of Directors approved a 10 percent stock dividend payable on June 7, 2005 to all shareholders of record at the close of business on the same date.

“The Board of Directors wanted to reward our shareholders for their confidence in New Peoples Bankshares. We believe this stock dividend allows shareholders to participate in the company’s continued success and demonstrates our commitment to enhancing shareholder value. We are very thankful to our shareholders for their support.” commented Kenneth D. Hart, President and CEO.

New Peoples Bankshares, Inc. is a bank holding company with three wholly-owned subsidiaries: New Peoples Bank, Inc., NPB Financial Services, Inc., and NPB Web Services, Inc. New Peoples Bank offers a range of banking and related financial services through 21 locations throughout southwestern Virginia, southern West Virginia, and northeastern Tennessee.

New Peoples Bankshares had $455.0 million in total assets as of March 31, 2005.